EXHIBIT 10.9.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 5, 2017

between

AIR WISCONSIN AIRLINES LLC,

Borrower

and

HER MAJESTY IN RIGHT OF CANADA,

Lender

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TABLE OF CONTENTS

(continued)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 5, 2017, between (1) AIR WISCONSIN AIRLINES LLC (“Borrower”), a Delaware limited liability company, and (2) HER MAJESTY IN RIGHT OF CANADA, as lender (“Lender”).

Borrower and Lender agree as follows:

1.         DEFINITIONS; USAGE

Section 1.01     Definitions. The following terms, when capitalized as below, have the following meanings:

“Affiliate”: any other Person who controls 50% or more of any class of voting securities of such Person or is controlled by, or is under common control with, such Person. For purposes of this definition, control of any specified Person means having direct or indirect power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement”: this Credit Agreement.

“Bankruptcy Code”: the Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended, or any successor statutes thereto.

“Business Day”: any day, other than a Saturday or Sunday, on which commercial banks are open for business in New York, New York, Toronto, Ontario, and Ottawa, Ontario.

“Default”: any event or condition that would become an Event of Default upon the giving of notice or lapse of time or both, or any Event of Default.

“Default Rate”: defined in Section 3.05.

“Deferral Security Agreement”: the Security Agreement dated as of April 7, 2016, by and between Borrower, as mortgagor, and the Deferral Security Agreement Trustee, as mortgagee.

“Deferral Security Agreement Trustee”: U.S. Bank National Association, not in its individual capacity, but solely as security trustee under the Deferral Security Agreement.

“Designated Leases”: the leases identified on Exhibit A hereto.

“Dollars”: and “$”: United States dollars.

“Event of Default”: defined in Section 7.01.

“Funding Dates”: June 13, 2017 and June 21, 2017, which are the dates on which Lender shall fund the Loan under Section 2.01.

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“GAAP”: generally accepted accounting principles as in effect in the United States and applied on a basis consistent with that used in the preparation of the financial statements referred to in Section 4.05, except for changes therein with which Borrower’s independent public accountants concur that are disclosed in the notes to the relevant financial statements.

“Interest Payment Date”: March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2018, through the Maturity Date; except that any Interest Payment Date that falls on a day which is not a Business Day shall instead occur on the following Business Day.

“Interest Period”: each period beginning on an Interest Payment Date (or, in the case of the first Interest Period, beginning on the Funding Date) and ending on (but excluding, for purposes of computing interest) the following Interest Payment Date.

“Interest Rate”: 5.00% per annum.

“Loan”: the loan provided by Lender to Borrower under Section 2.01.

“Loan Amount”: a total of $14,396,878, consisting of $6,070,290 to be advanced on the June 13, 2017 Funding Date and $8,326,588 to be advanced on the June 21, 2017 Funding Date.

“Materially Adverse Change”: the occurrence and continuation of one or more of the following events (i) a material adverse change in the financial condition, financial results, business or operations of Borrower which could reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement, or (ii) Borrower, as debtor, shall have commenced or there shall be pending or there shall have been commenced against Borrower and be pending a case, proceeding or other action under applicable bankruptcy or insolvency laws or similar legislation.

“Maturity Date”: December 31, 2020.

“Officer’s Certificate”: a certificate signed in the name of Borrower by the president, a vice president, the treasurer or the assistant treasurer of Borrower.

“Other EDC Transaction”: any other financing (present or future) by Lender for, or for the benefit of, the Borrower (or any Affiliate of Borrower) in respect of which Lender is, at the applicable time, a creditor or interest holder of at least ten percent (10%) of the outstanding debt amount or other interest thereunder.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, or other legal or governmental entity.

“Principal Installment Amount”: with respect to any Principal Payment Date, an amount equal to 25% of the Loan Amount.

“Principal Payment Date”: each of March 31, 2020, June 30, 2020, September 30, 2020 and the Maturity Date; except that any Principal Payment Date that falls on a day which is not a Business Day shall instead occur on the following Business Day.

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“Section 1110 Airline”: a “citizen of the United States” (within the meaning of 49 U.S.C. § 40102(a)(15)), who is an air carrier holding a valid air carrier operating certificate issued pursuant to 49 U.S.C. ch. 447 for aircraft capable of carrying 10 or more individuals.

“Security Agreement and Subordination Acknowledgment”: defined in Section 8.14.

“Security Trustee”: U.S. Bank National Association, not in its individual capacity, but solely as security trustee under the Security Agreement.

Section 1.02     Usage. Any agreement or statute referred to in Section 1.01 means such agreement or statute as from time to time supplemented and amended. A definition in singular form applies to the plural form of the term, and vice versa. References to sections, exhibits, and the like refer to those in or attached to this Agreement unless otherwise specified. “Including” means “including but not limited to”. “Or” means one or more, or all, of the alternatives listed or described. “Herein”, “hereof’, “hereunder”, etc. mean in, of, under, etc. this Agreement (and not merely in, of, under, etc. the section or provision where the reference appears).

2.         LOAN; PAYMENTS

Section 2.01     Loan. Subject to the satisfaction of the conditions precedent set forth in Section 6, and on the terms and conditions set forth in this Section 2, on each Funding Date, Lender shall make a loan to Borrower in a principal amount equal to the portion of the Loan Amount for that Funding Date, bearing interest at the Interest Rate.

Section 2.02     Procedure for Borrowing of the Loan. On each Funding Date, upon fulfillment of the conditions set forth in Section 6, Lender will make available the portion of the Loan Amount for that Funding Date to Borrower (or its designee) by transfer to the following bank account (or to such other bank account(s) in the United States designated by Borrower on or prior to the Funding Date):

Bank Name:	JPMorgan Chase Bank
Milwaukee, WI
ABA#:	021 000 021 – Wire
Swift Code:	CHASUS33
Account:	Air Wisconsin Airlines
Account #:	300 08 542
Contact:	Joanne Grishaber
Telephone:	920-749-4103
Email:	joanne.grishaber@airwis.com

Section 2.03     Obligations Absolute. Borrower’s obligations under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: any lack of validity or enforceability of this Agreement, or any term or provision herein; the existence of any claim, setoff, defense, or other right that Borrower (or any Affiliate of Borrower) or any other Person may at any time have against the Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or

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transaction; any other act or omission to act or delay of any kind of the Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of Borrower’s obligations hereunder.

Section 2.04     Amortization. Borrower shall pay to the Lender on each Principal Payment Date, the Principal Installment Amount due on such Principal Payment Date; provided that, the amount payable on the Maturity Date shall in all cases be an amount equal to the entire principal amount of the Loan outstanding on such date, together with all accrued and unpaid interest and all other amounts then due and payable hereunder.

Section 2.05     Interest. Borrower shall pay to Lender interest on the unpaid principal amount of the Loan for each Interest Period at the Interest Rate until the Loan is paid in full. Accrued interest on the unpaid principal of the Loan shall be payable in arrears on each Interest Payment Date therefor and otherwise upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Default Rate shall be payable from time to time on demand in accordance with Section 3.05.

3.        PAYMENTS BY BORROWER

Section 3.01     How Payments Are Made. Borrower shall make its payments and prepayments of principal and interest due on the Loan, and all other amounts payable by Borrower to Lender hereunder, to the credit of such account as Lender may from time to time notify Borrower in immediately available funds and in Dollars, no later than 11:00 a.m. (New York City time) on the date when due. Any payment made by Borrower to Lender after 3:00 p.m. (New York City time) on any day shall be deemed to have been made on the following Business Day. If any payment due hereunder comes due on a day which is not a Business Day, such payment shall instead be made on the following Business Day, and interest shall accrue at the applicable rate to the day of payment (except that no additional interest shall accrue if the payment thereon is made on such following Business Day).

Section 3.02     Right to Prepay. Borrower shall have the right at any time on or after the Funding Date to prepay all or part of the outstanding principal amount of the Loan. Borrower shall give to Lender at least five Business Days’ prior written notice (which notice shall be irrevocable) of such prepayment (which notice shall specify the date on which such prepayment shall be made). Upon any prepayment of the Loan under this Section 3.02, Borrower shall pay all accrued and unpaid interest on the Loan to (but excluding) the date of prepayment. Amounts prepaid shall not be available for re-borrowing.

Section 3.03     Mandatory Prepayments. Upon acceleration of the Loan pursuant to Section 7.02, Borrower shall prepay the Loan, and shall pay all amounts payable hereunder with respect to such prepayment.

Section 3.04     Amount of Prepayment. Subject to Section 3.06, the Loan shall be deemed satisfied in full upon the prepayment of all principal of the Loan, the payment of all accrued and unpaid interest on or with respect to the Loan as of such prepayment date and the payment of all past-due interest on or with respect to the Loan.

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Section 3.05     Interest on Past Due Amounts. Any amounts past due (by acceleration or otherwise) and at any time outstanding under the Loan or from Borrower shall (to the extent permitted by law) bear interest, payable on demand, from the due date (and shall be compounded on a quarterly basis) until (but excluding the date of) payment in full, at a rate equal to 2.00% per annum above the Interest Rate for the Loan (the “Default Rate”).

Section 3.06     Limit on Interest Payable. The amount of interest due or payable under this Agreement shall not in any event exceed the maximum allowable by applicable law, and this sentence shall override any contrary provision in this Agreement.

Section 3.07     Illegality. If, at any time, it is or becomes illegal (as determined in the reasonable opinion of counsel to Lender (including in-house counsel)) under the applicable laws of any jurisdiction for Lender to perform its obligations under this Agreement, upon not less than thirty (30) days’ written notice to Borrower from Lender, the Loan shall become due and payable by Borrower, together with all other amounts then due and payable under this Agreement.

4.         BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

Section 4.01     Company Standing. Borrower is a duly organized limited liability company existing in good standing under the laws of Delaware, has the company power and legal authority to own or lease property and to carry on business as a Section 1110 Airline, and is duly qualified to do business in all jurisdictions wherein such qualification is necessary (except in any jurisdictions in which the failure to qualify would result in no Materially Adverse Change).

Section 4.02     Company Powers. Borrower’s execution, delivery, and performance of this Agreement is within Borrower’s company powers; and this Agreement has been duly authorized by all necessary company action on Borrower’s part, and do not contravene, result in a breach of, or require any consent under any law, judgment, decree, order, or contractual restriction binding on Borrower or any agreement or instrument to which Borrower is a party or to which it or any of its property is subject.

Section 4.03     Binding Effect. This Agreement is a legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity.

Section 4.04     Litigation. There are no pending actions or proceedings before any court or administrative agency which reasonably may be expected to result in a Materially Adverse Change.

Section 4.05     Financial Statements; No Materially Adverse Change. The unaudited balance sheet as of March 31, 2017, for Borrower, and the related results of operations for the quarter then ended, have been prepared on a basis consistent with prior periods and present fairly, in all material respects, Borrower’s financial condition as of such date and results of

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operations for such period. As of the date of this Agreement, there has been no Materially Adverse Change.

Section 4.06     Taxes. Borrower has filed all tax returns which it is or was required to file, and has paid all taxes shown to be due and payable on those returns or on any assessment received by it, except such taxes of Borrower, if any, as are being contested diligently in good faith, and by appropriate proceedings, and as to which adequate reserves have been provided in accordance with GAAP.

Section 4.07     Status as United States Citizen and Air Carrier. Borrower is a Section 1110 Airline.

Section 4.08     Governmental Consents. Borrower’s execution, delivery, and performance of this Agreement do not require the consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any federal, state, or foreign governmental authority or agency (including any judicial body).

Section 4.09     No Governmental Approvals, Notices and Filings. No consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by, any federal, state, or local governmental authority is or will be required with respect to Borrower’s execution, delivery, or performance of this Agreement or if any such consent, approval, notice, registration, or action is required, it will have been duly given or obtained on or before the Funding Date.

Section 4.10     Compliance with Laws. Borrower is in compliance with all applicable laws and regulations, including, without limitation, environmental laws and laws and regulations relating to corruption and bribery, provided that, in the case of such laws and regulations (other than laws and regulations relating to corruption and bribery), Borrower may have complied only to the extent necessary to ensure that non-compliance with such laws would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

5.         AFFIRMATIVE COVENANTS

So long as the Loan, or any amount owed by Borrower under this Agreement, remains outstanding or unpaid:

Section 5.01     Company Existence. Except as permitted by Section 5.02, Borrower shall maintain its existence as a corporation or limited liability company in good standing.

Section 5.02     Merger, etc. Borrower shall not consolidate with or merge into any other Person, or convey, transfer, or lease all or substantially all of its assets as an entirety to any Person, unless:

(a)         the Person formed by such consolidation or merger, or the Person who acquires by conveyance, transfer, or lease all or substantially all of Borrower’s assets as an entirety (the “Successor”) is a Section 1110 Airline;

(b)         in the case of such a consolidation, merger, conveyance, transfer, or lease, the Successor: (x) executes and delivers to Lender an agreement, in form and substance

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reasonably satisfactory to Lender, containing an assumption by the Successor of the due and punctual performance and observance of Borrower’s obligations under this Agreement (including this covenant), and (y) makes such filings, registrations and recordings, as are necessary to evidence such consolidation, merger, conveyance, transfer, or lease with or to the Successor;

(c)         such transaction shall not (1) create any Event of Default, or (2) materially impair Borrower’s or the Successor’s (as the case may be) ability to perform its obligations under this Agreement; and

(d)         Borrower or the Successor delivers to Lender, promptly upon consummation of such transaction, an Officer’s Certificate stating that the conditions precedent set forth in clauses (a), (b), and (c) above have been complied with and an opinion of counsel for Borrower or for the Successor, in form and substance reasonably satisfactory to Lender, (1) stating that the agreements entered into to effect such consolidation, merger, conveyance, transfer, or lease and such assumption agreements have been duly authorized, executed, and delivered by the Successor (or in the case of a merger, by Borrower) and that they (and this Agreement) constitute legal, valid, and binding obligations of the Successor (or in the case of a merger, of Borrower), enforceable in accordance with their terms (to the same extent as this Agreement was enforceable against Borrower immediately prior to such transaction), (2) stating that all conditions precedent which are legal in nature provided for in this Agreement and relating to such transaction have been fulfilled and (3) containing such other customary matters Lender reasonably requests.

Upon any such consolidation, conveyance, merger, transfer, or lease, the Successor shall succeed to, shall be substituted for, and may exercise every right and power of Borrower under this Agreement, with the same effect as if the Successor had been named as Borrower therein. No such conveyance, transfer, or lease of substantially all Borrower’s assets as an entirety shall have the effect of releasing Borrower (or any Successor) from its liability under this Agreement.

Section 5.03     Compliance with Laws. Borrower will comply with all applicable laws and regulations, including, without limitation, environmental laws and laws and regulations relating to corruption and bribery, provided that, in the case of such laws and regulations (other than laws and regulations relating to corruption and bribery), Borrower need comply only to the extent necessary to ensure that non-compliance with such laws would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

6.         CONDITIONS PRECEDENT

Section 6.01     Conditions Precedent to Funding. Lender’s obligation to fund any installment of the Loan on the Funding Date therefor is subject to the satisfaction of the following conditions precedent and the Lender’s receipt on or before the Funding Date of the following, in form and substance reasonably satisfactory to Lender:

(a)         an executed copy of this Agreement;

(b)         an executed copy of the Security Agreement and Subordination Acknowledgment;

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(c)     evidence that all payments due by Borrower during June 2017 and on or before that Funding Date with respect to the Designated Leases have been paid in full;

(d)     a certificate of Borrower’s secretary, dated the Funding Date, certifying attached copies of the resolutions of Borrower’s board of managers evidencing approval of the transactions contemplated by this Agreement, and showing the names and copies of the specimen signature(s) of Borrower’s officer(s) authorized to sign this Agreement and the related documents to which it is (or is to become) a party;

(e)     an Officer’s Certificate certifying: (x) Borrower’s representations and warranties in Section 4 of this Agreement are true and accurate as though made on the Funding Date, (y) no Event of Default exists or will result from the Loan and (z) no “Event of Default” or similar event exists under any Other EDC Transaction,

(f)     all necessary consents, approvals, licenses, permits, declarations, or registrations then required in connection with Borrower’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby shall have been obtained; and

(g)     such additional opinion(s) and document(s) the Lender requests.

7.     EVENTS OF DEFAULT; REMEDIES

Section 7.01     Events of Default. Each of the following shall constitute an “Event of Default”:

(a)     Borrower fails to make any payment due from Borrower hereunder when due, and such failure continues for five (5) Business Days after Borrower’s receipt of notice of such failure from Lender;

(b)     any representation or warranty made by Borrower hereunder, or in any certificate or other document that it furnishes pursuant to this Agreement, is incorrect in any material respect when made (and, if the effect(s) of such incorrectness is/are reasonably curable, such effect(s) continue(s) for thirty (30) days after Borrower’s receipt of notice of such incorrectness from Lender);

(c)     Borrower fails in any material respect to perform any other covenant or agreement hereunder, and such failure to perform continues for thirty (30) days after Borrower’s receipt of notice of such default from Lender;

(d)     Borrower (1) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a majority of its property, (2) makes a general assignment for the benefit of its creditors, (3) commences a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (4) files a petition seeking to take advantage (as debtor) of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (5) fails to controvert in a timely manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the federal Bankruptcy Code;

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(e)     a proceeding or case is commenced, without Borrower’s application or consent, in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution, or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator, or the like of Borrower or of all or a majority of its assets, or (3) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and (if Borrower is contesting the proceeding on a reasonable basis and in good faith) such proceeding or case continues undismissed, or an order, judgment, or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of ninety (90) days; or an order for relief against Borrower is entered in an involuntary case under the federal Bankruptcy Code; or

(f)     an “Event of Default” or similar event shall have occurred and be continuing under any Other EDC Transaction.

Section 7.02     Remedies. If an Event of Default (other than under Section 7.0l(d) or (e)) exists, Lender may declare the Loan to be immediately due and payable, whereupon the Loan shall become and be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which Borrower hereby waives, and all lending commitments hereunder shall terminate. If an Event of Default under Section 7.01(d) or (e) occurs, the Loan automatically shall become immediately due and payable and all lending commitments hereunder automatically shall immediately terminate, without presentment, demand, protest, or notice of any kind, all of which Borrower hereby waives. Upon the occurrence of any Event of Default, Lender may exercise any of its rights and remedies hereunder.

8.         MISCELLANEOUS

Section 8.01     No Waivers; Cumulative Remedies. No failure or delay in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof or the exercise of any other right or power hereunder. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

Section 8.02     Notices. All communications and notices provided for under this Agreement shall be in writing (including telecopies), shall be in English, shall be effective on delivery, and shall be addressed as follows (or to such other address as any such party shall designate by notice to each other such party):

if to Borrower:	Air Wisconsin Airlines LLC W6390 Challenger Drive Suite 203
Appleton, WI 54915-9120
Attention: Chief Executive Officer
Fax: (920) 749-4158

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if to Lender:	Her Majesty in Right of Canada c/o Export Development Canada
150 Slater Street
Ottawa, Ontario
Canada K1A 1K3
Attn: Loans Services & Asset Management – Transportation
Fax: (613) 598-2514 and (613) 598-3186

Wherever “notice”, “notify”, or similar variations are used herein, they mean the provision of a notice in accordance with this Section 8.02.

Section 8.03     Transaction Expenses. Borrower will pay on demand (accompanied with a reasonably-detailed invoice or other suitable verification) all reasonable out-of-pocket expenses in connection with the negotiation, preparation, execution, delivery, and enforcement of this Agreement, including (a) all reasonable fees and expenses actually incurred of Vedder Price P.C., special counsel to Lender, (b) all fees and expenses (including legal fees and expenses) of Lender in connection with actual or proposed amendments, waivers, or consents to or under this Agreement (except for such amendments, waivers, or consents initiated by Lender); and (c) all fees and expenses (including reasonable legal fees and expenses) of Lender in connection with the actual or proposed enforcement against Borrower.

Section 8.04     Amendments. Any provision of this Agreement may be amended, terminated, waived, or otherwise modified only in writing by Borrower and Lender.

Section 8.05     Successors and Assigns; Binding Effect; Consent to Assignment. This Agreement shall bind and benefit Lender and Borrower and their successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement (other than as provided in Section 5.02) without Lender’s prior written consent.

Section 8.06     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     THIS AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)     EACH PARTY HERETO HEREBY WAlVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

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WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (2) ACKNOWLEDGES THAT IT AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.07     Headings. The section headings used in this Agreement are for convenience only and are not a substantive part of this Agreement.

Section 8.08     Execution in Counterparts. This Agreement may be executed in separate counterparts.

Section 8.09     Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement.

Section 8.10     Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective in such jurisdiction without modifying the remaining provisions of this Agreement or its effectiveness in any other jurisdiction. Where, however, the provisions of such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by law, to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

Section 8.11     Dollars. All payments due and payable hereunder shall be made in Dollars.

Section 8.12     Entire Agreement. This Agreement constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.13     Confidentiality. Each party hereto agrees that it will not disclose, directly or indirectly, to any person not a party hereto or their respective counsel or advisors any information obtained from Borrower hereunder or in connection herewith or any portion of this Agreement not filed with any governmental agency or authority and available for public inspection, and will use all reasonable efforts to have all such information kept confidential and not used in any way known to such party to be detrimental to Borrower, except that (a) each party may use, retain, and disclose any such information to its special counsel, financial advisors, and public accountants, any potential transferees, any Affiliate, and any governmental agency or instrumentality or other supervisory body (including bank regulators) requesting such disclosure or pursuant to its regulatory or supervisory authority over such party or any Affiliate thereof, provided that such special counsel, financial advisors, public accountants, or potential transferees agree in advance to keep such information confidential, (b) each party may use, retain, and disclose any such information that has been publicly disclosed (other than by such party or any Affiliate thereof in breach of this paragraph) or has rightfully come into the possession of such party or any Affiliate thereof (other than from Borrower) on a non-confidential basis, (c) each party may use, retain, and disclose any such information as required by law, rule, regulation, judicial or administrative process, or any governmental agency, or to the extent required pursuant

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to Canada’s or Lender’s international commitments (including, without limitation, any requirement that such information be disclosed by virtue of Lender’s status as an agent of Her Majesty in Right of Canada or by virtue of any law, regulation, order-in-council, court or administrative order, or Canadian government policy or by virtue of any international agreement to which the Government of Canada or Lender is a party, and including, without limitation, in respect of the Organisation for Economic Co-operation and Development (OECD) including Appendix V of the Sector Understanding of Export Credits for Civil Aircraft and the WTO Subsidies and Countervailing Measures Agreement or Canadian government policy), (d) each party may use, retain, and disclose any such information where such information was previously known to the subject party free of any obligation to keep it confidential, (e) each party may use, retain, and disclose any such information to third parties in connection with or in response to any order, decree, judgment, subpoena, notice of discovery, or similar ruling or pleading (provided, that each party shall endeavor in good faith to prevent the disclosure of such information pursuant to any such order, decree, judgment, subpoena, notice of discovery, or similar ruling or pleading) or as part of its normal reporting or review procedure to its auditors, regulators, parent company, or Affiliates, (f) each party may use, retain, and disclose any such information to the extent necessary to obtain appropriate insurance or in order to enforce its rights and performance obligations hereunder and (g) Lender shall be entitled to disclose any matters in relation to the transactions contemplated herein to the government of Canada (but Lender must request confidential treatment thereof) and shall be entitled to make publicly available the following information: the name of Borrower, the financial service provided by Lender, the date of this Agreement, a general description of the commercial transaction (including country) contemplated hereby, the amount of support in the approximate Canadian dollar range, and the name of the airframe manufacturer and engine manufacturer. For any breach of the foregoing covenants, the injured party shall be entitled to injunctive relief or any other legal or equitable remedies available, including the recovery of damages suffered as a result of such breach, but no such breach shall constitute an Event of Default hereunder.

Notwithstanding any other provision herein to the contrary, Borrower and Lender (and each employee, representative, or other agent of any thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereunder (including any fact relevant to understanding the federal income tax treatment of such transactions) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure.

Section 8.14     Additional Collateral. As further security for the Borrower’s obligations to Lender under this Agreement, Borrower is granting to a trustee for the benefit of Lender, on the date of this Agreement, by means of a security agreement and subordination acknowledgment in form and substance reasonably satisfactory to Lender (the “Security Agreement and Subordination Acknowledgment”), a security interest in all of Borrower’s right, title and interest in and to certain aircraft, engines and spare parts, all as more specifically described in that Security Agreement and Subordination Acknowledgment. Such Security Agreement and Subordination Acknowledgment also acknowledges the subordination of the Deferral Security Agreement security interests in favor of the Deferral Security Agreement Trustee in the Collateral (as defined in the Deferral Security Agreement) to the security interest of the Security Trustee.

[Credit Agreement]

IN WITNESS WHEREOF, Borrower and Lender have executed this Credit Agreement.

AIR WISCONSIN AIRLINES LLC, Borrower

By: /s/ C. R. Deister

Title: President and C.E.O.

HER MAJESTY IN RIGHT OF CANADA, Lender

By: /s/ Sean Mitchell
Title: Sean Mitchell Principal Special Risks

By: /s/ Brian Craig
Title: Brian Craig Sr. Special Risks Manager

[Credit Agreement]

EXHIBIT A

DESIGNATED LEASES

FAA REGISTRATION	MSN	DATE OF LEASE	OWNER TRUSTEE	ORIGINAL EQUITY PARTICIPANT
N408AW	7568	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N411ZW	7569	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N412AW	7582	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N413AW	7585	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N414ZW	7586	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N415AW	7593	December 21, 2001	U.S. Bank National Association	Fleet National Bank
N416AW	7603	January 17, 2002	U.S. Bank National Association	Fleet National Bank
N417AW	7610	January 28, 2002	U.S. Bank National Association	Fleet National Bank
N418AW	7618	February 22, 2002	U.S. Bank National Association	ICX Corporation
N419AW	7633	April 12, 2002	U.S. Bank National Association	ICX Corporation
N420AW	7640	October 30, 2002	U.S. Bank National Association	NCC Solar Company
N423AW	7636	October 30, 2002	U.S. Bank National Association	NCC Solar Company
N424AW	7656	October 30, 2002	U.S. Bank National Association	NCC Solar Company
N425AW	7663	October 30, 2002	U.S. Bank National Association	NCC Solar Company
N426AW	7669	November 14, 2002	U.S. Bank National Association	NCC Solar Company
N427ZW	7685	November 14, 2002	U.S. Bank National Association	NCC Solar Company
N428AW	7695	December 13, 2002	U.S. Bank National Association	NCC Solar Company
N429AW	7711	December 13, 2002	U.S. Bank National Association	NCC Solar Company
N430AW	7719	December 5, 2002	U.S. Bank National Association	NCC Solar Company
N435AW	7724	December 13, 2002	U.S. Bank National Association	NCC Solar Company

EXHIBIT A